Exhibit 23.2

CONSENT OF FUTURE MARKETING INSIGHTS, INC.

Future Marketing Insights, Inc. hereby consents to the use of any information and data contained in our report entitled “Transcatheter Heart Replacement (TAVR) Market – Global Industry Analysis 2016 – 2023 and Opportunity Assessment 2024 – 2034 (Report 2024)” in the Annual From 10-K (and in all subsequent SEC lodgements), and to all references to our company included in such documents, including under the heading “Experts.”

/s/ Sundip Saha

Name: Mr. Sudip Saha
Title: CEO and Director
Future Marketing Insights, Inc.

Christiana Corporate
200 Continental Drive
Suite 401
Newark Delaware - 19713, United States

Date: 9th February 2026